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Tuesday, October 24, 2000, 12:00 p.m. Eastern Time

Company Press Release

SOURCE: Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. Announces Stock Repurchase Program

Lakeville, Connecticut, October 24, 2000/PRNewswire/-The Board of Directors of Salisbury Bancorp, Inc. (Amex:SAL), the parent company of Salisbury Bank and Trust Company announced today that it is continuing the stock repurchase program to acquire up to approximately 10% of the outstanding common stock of the Corporation. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Corporation.

John Perotti, President and Chief Executive Officer of Salisbury Bancorp, Inc., stated that the Board of Directors has authorized the repurchased program. Mr. Perotti explained that the Board of Directors considers the Corporation"s common stock to be an attractive investment and that the repurchase should help to enhance shareholder value while maintaining adequate capital for the foreseeable needs of the Corporation and its subsidiary, Salisbury Bank and Trust Company.

According to Mr. Perotti,  the repurchase  will be effected  through open market
purchases,   although  he  did  not  rule  out  the  possibility  of  negotiated transactions or other types of repurchases.

Salisbury Bancorp"s sole subsidiary, Salisbury Bank and Trust Company is a community bank with assets of approximately $230 million and capital in excess of $21 million, which has served the communities of Northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company operates full service banking offices in Lakeville, Salisbury and Sharon, Connecticut.

Salisbury Bancorp, Inc. became the bank holding company for Salisbury Bank and Trust Company and began trading on the American Stock Exchange on August 24, 1998.